Alico, Inc. SC TO-I

Exhibit (a)(1)(A)

ALICO, INC.

Offer to Purchase for Cash
Up to 588,235 Shares of its Common Stock

At a Purchase Price of $34.00 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY,
12:00 MIDNIGHT, EASTERN DAYLIGHT TIME, ON OCTOBER 3, 2018,
UNLESS THE OFFER IS EXTENDED OR TERMINATED
(SUCH TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

Alico, Inc., a Florida corporation (the “Company,” “Alico” “we,” “our” or “us”), is offering to purchase for cash up to 588,235 shares of its common stock, par value $1.00 per share, at a purchase price of $34.00 per share (the “Purchase Price”), upon the terms and subject to the conditions described in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal” and, together with this Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer”).

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

Our common stock is listed on the NASDAQ Global Select Market (the “NASDAQ”) and trades under the symbol “ALCO.” On August 31, 2018, the reported closing price of our common stock on the NASDAQ was $32.30 per share. You are urged to obtain current market quotations for our common stock before deciding whether to tender your shares pursuant to the Offer. See Section 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

Stephens Inc.

Offer to Purchase, dated September 5, 2018

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IMPORTANT

THE COMPANY’S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY’S BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Some of our directors and executive officers may tender shares in the Offer. See Section 11.

After the completion of the Offer, we may purchase shares in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise, and on August 31, 2018, our Board of Directors authorized the repurchase by us of up to $20.0 million of shares, in addition to the Tender Offer. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.

Our largest shareholders, 734 Investors, LLC and 734 Agriculture, LLC, which are affiliates of Messrs. George R. Brokaw and Remy W. Trafelet, our Executive Vice Chairman and Chief Executive Officer, respectively, have informed us that they intend to participate in this Offer. In the event all of their tendered shares are not purchased, such investors may seek to privately negotiate the repurchase of a portion of their common stock by the Company following the completion of this Offer to help fund a one-time debt obligation. Any privately-negotiated repurchase of any common stock held by 734 Investors, LLC and 734 Agriculture, LLC following the completion of this Offer may occur on terms more or less favorable than the Offer to Purchase, or at a per share price greater or less than the Purchase Price. There is no agreement between these shareholders and the Company related to such shares.

If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

● if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

● if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at the address shown on the Letter of Transmittal;

● if you are an institution participating in The Depository Trust Company (“DTC”) and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3; or

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● if you are a holder of vested options to purchase shares of our common stock you may exercise your vested options to purchase shares and tender such shares in the Offer in accordance with the terms of the related equity-based compensation plan, option agreement and Company policies and practices; however, we suggest that you exercise your vested options at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., Eastern Daylight Time, on September 26, 2018) in order to provide you with sufficient time to validly tender the shares in the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise of such options and tendered in the Offer are not purchased pursuant to the Offer for any reason.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. Shareholders should be aware that there will be no notice of guaranteed delivery in this Tender Offer.

We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

Questions and requests for assistance may be directed to Laurel Hill Advisory Group, LLC, the information agent for the Offer (the “Information Agent”), and Stephens Inc., the dealer manager for the Offer (the “Dealer Manager”), at their respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or in documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference into this Offer to Purchase or in the affairs of Alico or any of its subsidiaries or affiliates since the date of this Offer to Purchase. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

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	SUMMARY TERM SHEET	5
	FORWARD-LOOKING STATEMENTS	14
	INTRODUCTION	16
1.	Number of Shares; Purchase Price; Proration	17
2.	Purpose of the Offer; Certain Effects of the Offer	19
3.	Procedures for Tendering Shares	22
4.	Withdrawal Rights	27
5.	Purchase of Shares and Payment of Purchase Price	27
6.	Conditional Tender of Shares	28
7.	Conditions of the Offer	29
8.	Price Range of Shares; Dividends	31
9.	Source and Amount of Funds	32
10.	Certain Information Concerning the Company	32
11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares	33
12.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act	37
13.	Legal Matters; Regulatory Approvals	38
14.	Material U.S. Federal Income Tax Consequences	38
15.	Extension of the Offer; Termination; Amendment	44
16.	Fees and Expenses	44
17.	Miscellaneous	45

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents relating to the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase the shares of common stock?

The issuer of the shares, Alico, Inc., is offering to purchase the shares.

What will be the Purchase Price for the shares and what will be the form of payment?

We will pay $34.00 in cash, without interest, for each share of common stock we purchase pursuant to the Offer to Purchase. All shares purchased will be purchased at this price. We will not offer, and we will not pay, different prices to different shareholders in the Offer. If your shares are purchased in the Offer, you will be paid the purchase price in cash, without interest, for all your shares that we purchase pursuant to the tender offer. We will pay the purchase price promptly after the expiration of the tender offer period. See Section 1. The premium over the closing share price on August 31, 2018 was $1.70.

How many shares of its common stock is Alico offering to purchase?

We will purchase up to 588,235 shares in the tender offer, or such lesser number of shares as are properly tendered and not withdrawn. The 588,235 shares represent approximately 7.17% of our outstanding common stock as of August 31, 2018. If more than 588,235 shares are tendered, all shares tendered will be purchased on a pro rata basis, except for “odd lots” (lots held by owners of fewer than one hundred shares), which will be purchased on a priority basis. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

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The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

How will Alico pay for the shares?

We intend to fund any purchase of shares pursuant to the Offer, including the related fees and expenses, from cash on hand. See Section 9.

How long do I have to tender my shares?

You may tender your shares until the Offer expires at the Expiration Time. The Offer will expire at the end of the day, 12:00 midnight, Eastern Daylight Time, on October 3, 2018, unless we extend or terminate the Offer.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Time for the Offer. If we were to extend the Expiration Time for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Expiration Time for the Offer, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend or terminate the Offer, subject to applicable law. See Sections 4, 7 and 15.

How will I be notified if the Offer is extended, amended or terminated?

If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., Eastern Daylight Time, on the first business day after the last previously scheduled Expiration Time. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. See Section 15.

What is the purpose of the Offer?

Our Board of Directors believes that the Offer represents a prudent use of our financial resources in light of our business profile, assets, expected future performance, current indebtedness and debt capacity. The primary purpose of the Offer is to return cash to our shareholders by providing them with the opportunity to tender all or a portion of their shares and receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, shareholders who do not participate in the Offer and do not otherwise sell their shares of common stock will automatically increase their relative percentage ownership interest in us and our future operations. The Offer will be accretive to non-participating shareholders.

Assuming the completion of the Offer, we believe that our expected cash flow from operations, our financial condition and our access to credit and capital markets will be adequate for our needs. However, actual results may differ significantly from our expectations. See “Forward-Looking Statements.” In considering the Offer, our management and our Board of Directors took into account the expected financial impact of the Offer on our liquidity.

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After the completion of the Offer, we may purchase shares in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise, including from some of our affiliates. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions. See Section 2.

Has Alico or its Board of Directors adopted a position on the Offer?

While our Board of Directors has authorized the Offer, it has not, nor has the Company, the Dealer Manager, the Information Agent or the Depositary made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker. See Section 2.

After the completion of the Offer, we may purchase shares in the open market subject to market conditions, or in private transaction, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions. See Section 2.

Do Alico’s directors or executive officers or affiliates intend to tender their shares in the Offer?

Some of our directors and executive officers may tender shares in the Offer. See Section 11.

Do any of Alico’s large shareholders intend to tender their shares in the Offer?

Our largest shareholders, 734 Investors, LLC and 734 Agriculture, LLC, which are affiliates of Messrs. George R. Brokaw and Remy W. Trafelet, our Executive Vice Chairman and Chief Executive Officer, respectively, have informed us that they intend to participate in this Offer. In the event all of their tendered shares are not purchased, such investors may seek to privately negotiate the repurchase of a portion of their common stock by the Company following the completion of this Offer to help fund a one-time debt obligation. Any privately-negotiated repurchase of any common stock held by 734 Investors, LLC and 734 Agriculture, LLC following the completion of this Offer may occur on terms more or less favorable than the Offer to Purchase, or at a per share price greater or less than the Purchase Price. There is no agreement between these shareholders and the Company related to such shares. See Section 2.

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What are the conditions to the Offer?

Our obligation to accept and purchase and pay for shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived prior to our payment for any shares tendered, including that:

● no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly: (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

● our acceptance for payment, purchase or payment for any shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

● no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which: (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

● no decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the measured from the close of trading on August 31, 2018 shall have occurred;

● no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

● no commencement or escalation, on or after September 4, 2018, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism involving the United States or its allies;

● no change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to: (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, shareholders’ equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, permits, or prospects, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

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● in the case of any of the matters described in the preceding three paragraphs existing at the time of the announcement of the Offer, as applicable, no material acceleration or worsening of such matters;

● no tender or exchange offer for any or all of our outstanding common stock (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

● we shall not have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person: (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before September 4, 2018); (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before September 4, 2018 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding common stock or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

● no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us; or

● we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from the NASDAQ.

See Section 7.

How will the Offer affect the number of our shares outstanding and the number of record holders?

As of August 31, 2018, we had 8,199,957 outstanding shares. If the Offer is fully subscribed, we will have approximately 7,611,722 shares outstanding immediately following the purchase of shares in the Offer. The actual number of shares outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer. See Section 1.

If any of our shareholders:

● who hold shares in their own name as holders of record; or

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● who are “registered holders” as participants in the DTC’s system whose names appear on a security position listing,

tender their Shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

Shareholders who do not have their shares purchased in the Offer will realize an increase in their relative ownership interest in the Company following the purchase of shares pursuant to the Offer. See Section 2.

Will the Company continue as a public company following the Offer?

We believe that our purchase of shares pursuant to the Offer will not result in delisting of our outstanding shares on the NASDAQ or our outstanding shares becoming eligible for termination of registration under the Exchange Act. See Sections 2, 7 and 12.

How do I tender my shares?

If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

● if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

● if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

● if you are an institution participating in DTC and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3; or

● if you are a holder of vested options to purchase shares of our common stock you may exercise your vested options to purchase shares and tender such shares in the Offer in accordance with the terms of the related equity-based compensation plan, option agreement and Company policies and practices; however, we suggest that you exercise your vested options at least five business days prior to the Expiration Time (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., Eastern Daylight Time, on September 26, 2018) in order to provide you with sufficient time to validly tender the shares in the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise of such options and tendered in the Offer are not purchased pursuant to the Offer for any reason.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. Shareholders should be aware that there will be no notice of guaranteed delivery in this Tender Offer.

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You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

May I tender only a portion of the shares that I hold?

Yes. You do not have to tender all of the shares that you own to participate in the Offer.

How do holders of vested stock options for shares participate in the Offer?

Options to purchase shares of our common stock cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the related equity-based compensation plan, option agreement and Company policies and practices, and tender the shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise of such options and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases by Alico described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisors, financial advisors and/or brokers.

Please be advised that it is the optionholder’s responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to the exercise of vested stock options in a time period sufficient to allow tender of those shares prior to the Expiration Time. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such shares in accordance with the terms of the related equity-based compensation plan, option agreement and Company policies and practices at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 5:00 p.m., Eastern Daylight Time, on September 26, 2018). Exercises of options cannot be revoked even if some or all of the shares received upon the exercise of such options and tendered in the Offer are not purchased pursuant to the Offer for any reason. See Section 3.

May holders of restricted stock awards participate in the Offer?

Holders of restricted stock awards may not tender such restricted stock in the Offer unless and until the underlying shares have vested and the restrictions on such awards have lapsed. See Section 3.

May holders of restricted stock unit awards participate in the Offer?

Holders of restricted stock unit awards may not tender such units in the Offer unless and until the underlying shares have vested and the restrictions on such awards have lapsed. See Section 3.

In what order will Alico purchase the tendered shares?

We will purchase shares:

●	first, from all shareholders of “odd lots” (persons who own less than one hundred shares) who properly tender all of their shares and do not properly withdraw them before the expiration of the tender offer;

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●	second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other shareholders who properly tender shares and do not properly withdraw them before the expiration of the tender offer; and

●	third, only if necessary to permit us to purchase up to 588,235 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the tender offer. See Section 6.

Therefore, we may not purchase all of the shares that you tender.

If I own fewer than one hundred shares and I tender all of my shares, will I be subject to proration?

If you own, beneficially or of record, fewer than one hundred shares in the aggregate, and you validly tender all of these shares prior to the Expiration Time (and do not validly withdraw such shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal, and all conditions to the Offer are satisfied or waived, we will purchase your shares on a priority basis without subjecting them to proration. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered shares at any time prior to the Expiration Time. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after the end of the day, 12:00 midnight, Eastern Daylight Time, on October 3, 2018. See Section 4.

How do I withdraw shares previously tendered?

To validly withdraw tendered shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at its address set forth on the back cover page of this Offer to Purchase, while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedures for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. You should note that your broker, dealer, commercial bank, trust company or other nominee through which you have tendered shares will likely have an earlier deadline than the Expiration Time for you to act to instruct them to withdraw a tender pursuant the Offer. See Section 4.

What will happen if I do not tender my shares?

Shareholders who do not participate in the Offer and do not otherwise sell their shares of common stock will retain their shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.

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When and how will Alico pay for my tendered shares that are accepted for purchase pursuant to the Offer?

We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment.

We expect that it may take up to five business days after the Expiration Time to calculate the final proration factor, if any, and begin paying for tendered shares. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for the Company’s common stock?

On August 31, 2018, the reported closing price of our common stock on the NASDAQ was $32.30 per share. You are urged to obtain current market quotations for our common stock before deciding whether to tender your shares pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment of the Offer?

The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in our cash and cash equivalents.

I am a U.S. shareholder. What are the U.S. federal income tax consequences if I tender my shares?

Generally, if you are a United States Holder (as defined in Section 14), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. Your receipt of cash for your tendered shares will generally be treated as either: (1) consideration received in a sale or exchange or (2) a distribution with respect to such shares. See Section 14.

EACH SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

I am a foreign shareholder. What are the U.S. federal income tax consequences if I tender my shares?

If you are a Non-United States Holder (as defined in Section 14), the receipt of cash for your tendered shares will generally be treated as either: (1) consideration received in a sale or exchange or (2) a distribution with respect to such shares. If the receipt of cash by you is treated as consideration received in a sale or exchange, and you are not engaged in a trade or business in the United States, you generally will not be subject to U.S. federal income taxation on the receipt of such cash, subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your tendered shares, you may be subject to tax on the portion of such distribution treated as a “dividend” for U.S. federal income tax purposes at a rate of 30% (or a lower rate pursuant to an applicable income tax treaty). The tax treatment of the receipt of cash depends upon facts which may be unique as to each shareholder. See Section 14. Therefore, we and the Depositary, or other withholding agent, will generally presume that all amounts paid to foreign shareholders in exchange for their shares are dividend distributions, and as to each foreign shareholder, U.S. federal income tax will be withheld at a 30% rate unless such shareholder provides documentation pursuant to which the Depositary, or other withholding agent, may determine that an exemption from (including because such foreign shareholder meets one of the tests of Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”) described in Section 14 under the caption “Consequences to United States Holders—Characterization of the Purchase”), or reduction of, such withholding applies. If tax has been withheld but the receipt of cash for your tendered shares is treated as consideration received in a sale or exchange, then, in an appropriate case, you may apply to the Internal Revenue Service (“IRS”) for a refund of such withheld amount. See Sections 3 and 14 for a more detailed discussion of the tax treatment of the Offer.

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EACH SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

Will I have to pay a stock transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Laurel Hill Advisory Group, LLC, the Information Agent, or Stephens Inc., the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

We provide forward-looking information in this Offer to Purchase. Any statements in this Offer to Purchase that are not historical facts are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. Forward-looking statements often include words such as “may,” “will,” “could,” “should,” “would,” “believes,” “expects,” “anticipates”, “estimates”, “projects,” “intends, “plans” and other words and terms of similar substance in connection with discussions of future operating or financial performance. These statements are based on our current expectations, estimates and projections about our business based, in part, on assumptions made by our management. The forward-looking statements speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to:

●	weather conditions that affect production, transportation, storage, demand, import and export of fresh product and their by-products;

●	changes in laws, regulation and rules;

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●	any reduction in the public float resulting from the Tender Offer or any subsequent repurchases of common stock by the Company;

●	recent changes in the Equity Plan awards to employees;

●	continuation of Company’s dividend policy;

●	expressed desire of certain of our shareholders to liquidate their shareholdings or sales of the common stock by affiliates of the Company in this Tender Offer or in future transactions;

●	increased pressure from diseases, including citrus greening and citrus canker, as well as insects and other pests;

●	disruption of water supplies or changes in water allocations;

●	the Company’s receipt of future funding from the state of Florida in connection with water retention projects;

●	any Federal relief received in the future by the Company in connection with Hurricane Irma;

●	pricing and supply of raw materials and products;

●	market responses to industry volume pressures;

●	pricing and supply of energy;

●	changes in interest rates;

●	availability of financing for land development activities and other growth opportunities;

●	seasonality, onetime events, labor disruptions, and acquisitions and divestitures;

●	political changes and economic crises;

●	competitive actions by other companies;

●	our ability to achieve the anticipated cost savings under the Alico 2.0 Modernization program;

●	our inability to pay or comply with debt obligations or to engage in certain transactions due to restrictive covenants in debt instruments;

●	government restrictions on land use and changes in agricultural land values;

●	changes in dividends;

●	market and pricing risks due to concentrated ownership of stock;

●	increased competition from international companies;

●	changes in environmental regulations and their impact on farming practices;

●	the land ownership policies of governments, changes in government farm programs and policies, international reaction to such programs;

●	changes in pricing calculations with our customers;

●	fluctuations in the value of the U.S. dollar, interest rates, inflation and deflation rates;

●	changes in and effects of crop insurance programs, global trade agreements, trade restrictions and tariffs;

●	soil conditions, harvest yields, prices for commodities and crop production expenses; and

●	any future change to the Company’s current status as a Controlled Company under NASDAQ listing requirements.

These assumptions are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those Risks Factors described in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q.

All future written forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this Offer to Purchase as a result of new information, future events or developments, except as required by Federal securities laws.

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INTRODUCTION

To the Shareholders of Alico, Inc.:

Alico invites its shareholders to tender their common stock, par value $1.00 per share, of the Company for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase up to 588,235 shares using cash on hand, at a purchase price of $34.00.

The Offer will expire at the end of the day, 12:00 midnight, Eastern Daylight Time, on October 3, 2018, unless the Offer is extended or terminated by us (such time, as it may be extended, the “Expiration Time”).

Only shares validly tendered and not validly withdrawn will be eligible for purchase. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.

Unless tendering directly through DTC, shareholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering shares in order to validly tender shares. See Sections 3 and 4.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

THE COMPANY’S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY’S BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

The Purchase Price will be paid to shareholders whose shares are accepted for payment in cash, less any applicable withholding taxes and without interest. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 of this Offer to Purchase, stock transfer taxes on the purchase of shares by us pursuant to the Offer. Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary. See Section 3.

Any tendering shareholder or other payee who is a United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other withholding agent, the IRS Form W-9 included with the Letter of Transmittal, and any tendering shareholder or other payee who is a Non-United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other withholding agent, the appropriate IRS Form W-8, may be subject to U.S. federal income tax backup withholding (currently at a rate of 24%) of the gross proceeds paid to the shareholder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also, see Section 14 regarding material U.S. federal income tax consequences of the Offer.

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In addition, holders of vested but unexercised options to purchase shares of our common stock under our equity-based compensation plans may exercise such options in accordance with the terms of the related equity-based compensation plan, option agreement and Company policies and practices, and tender in the Offer some or all of the shares issued upon such exercise. Holders of restricted stock or restricted stock unit awards may not tender such restricted stock or restricted stock units in the Offer unless and until the underlying shares have vested and the restrictions on such awards have lapsed. See Sections 3 and 11.

We will pay all reasonable fees and expenses incurred in connection with the Offer by Stephens Inc., the Dealer Manager for the Offer, Laurel Hill Advisory Group, LLC, the Information Agent, and Computershare Trust Company, N.A., the Depositary for the Offer. See Section 16.

As of August 31, 2018, there were 8,199,957 shares of our common stock outstanding. Assuming that the Offer is fully subscribed, the approximate number of shares that will be purchased under the Offer is up to 588,235. See Sections 1 and 11.

Our common stock is listed on the NASDAQ Global Select Market and trades under the symbol “ALCO.” On August 31, 2018, the reported closing price of our common stock was $32.30 per share. You are urged to obtain current market quotations for our common stock before deciding whether to tender your shares pursuant to the Offer. See Section 8.

THE OFFER

1.	Number of Shares; Purchase Price; Proration

General. Upon the terms and subject to the conditions of the tender offer, we will purchase up to 588,235 shares of our common stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Time of the tender offer, at a price of $34.00 per share, without interest. See Section 15 for a description of our right to extend, delay, terminate or amend the tender offer.

If the tender offer is over-subscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire at the Expiration Time.

If we

●	increase or decrease the price to be paid per share,

●	increase the number of shares being sought in the Offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares, or

●	decrease the number of shares being sought, and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such increase or decrease is first published, sent or given in the manner specified in Section 15, the tender offer will be extended until the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Daylight Time.

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Shares acquired pursuant to the Offer will be acquired by Alico free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such shares to shareholders of record on or prior to the date on which the shares are purchased under the Offer, shall be for the account of such shareholders. See Section 8.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because of proration and conditional tender provisions, will be returned to the tendering shareholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made at our expense promptly following the Expiration Time.

If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to 588,235 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered.

Odd Lots. The term “odd lots” means all shares validly tendered prior to the Expiration Time and not validly withdrawn by any person who owned, beneficially or of record, a total of fewer than one hundred shares and so certified in the appropriate place on the Letter of Transmittal (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of one hundred or more shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than one hundred shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also any applicable odd lot discounts that might apply to sales of their shares in market transactions. Any Odd Lot Holder wishing to tender all of his or her shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal.

Proration. The proration period is the period for accepting shares on a pro rata basis in the event that the Offer is oversubscribed. The proration period will expire at the Expiration Time. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to conditional tenders described in Section 6, proration for each shareholder tendering shares (other than Odd Lot Holders) will be based on the ratio of the total number of shares to be purchased by us (excluding shares purchased from Odd Lot Holders) to the number of shares validly tendered and not validly withdrawn by all shareholders (other than Odd Lot Holders). This ratio will be applied to shareholders (other than Odd Lot Holders) validly tendering shares to determine the number of shares that will be purchased from each tendering shareholder in the Offer. Because of the time required to verify the number of shares validly tendered and not validly withdrawn, and because of the odd lot procedures described above and the conditional tender procedures described in Section 6, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

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As described in Section 14, the number of shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the shareholder and, therefore, may be relevant to a shareholder’s decisions whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such shareholder. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder’s name directly to the Depositary the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer. The Board of Directors believes that the Offer represents a prudent use of our financial resources in light of our business profile, assets, expected future performance, current indebtedness and debt capacity. At June 30, 2018, we had working capital of $62,413,000 and long-term debt of $177,055,000. The primary purpose of the Offer is to return cash to our shareholders by providing them with the opportunity to tender all or a portion of their shares and receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, shareholders who do not participate in the Offer or otherwise sell their shares of our common stock will automatically increase their relative percentage ownership interest in us and our future operations. The Offer will be accretive to non-participating shareholders.

After the Offer is completed, we believe that our expected cash flow from operations, our financial condition and our access to credit and capital markets will be adequate for our needs. However, actual experience may differ significantly from our expectations. See “Forward Looking Statements.” In considering the Offer, our management and our Board of Directors took into account the expected financial impact of the Offer on our liquidity.

Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer may permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, any Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might apply to sales of their shares in market transactions.

In addition, shareholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their shares in the Offer or otherwise selling their shares, and, if the Company completes the Offer, will therefore have a greater percentage ownership in the Company and its future operations, while also bearing the attendant risks associated with owning the Company’s common stock. The Offer will be accretive to non-participating shareholders.

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After the completion of the Offer, we may purchase shares in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.

Our largest shareholders, 734 Investors, LLC and 734 Agriculture, LLC, which are affiliates of Messrs. George R. Brokaw and Remy W. Trafelet, our Executive Vice Chairman and Chief Executive Officer, respectively, have informed us that they intend to participate in this Offer. In the event all of their tendered shares are not purchased, such investors may seek to privately negotiate the repurchase of a portion of their common stock by the Company following the completion of this Offer to help fund a one-time debt obligation. Any privately-negotiated repurchase of any common stock held by 734 Investors, LLC and 734 Agriculture, LLC following the completion of this Offer may occur on terms more or less favorable than the Offer to Purchase, or at a per share price greater or less than the Purchase Price. There is no agreement between these shareholders and the Company related to such shares.

ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MADE, AND THEY ARE NOT MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Certain Effects of the Offer. Shareholders who do not tender their shares in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, those shareholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest. Shareholders may be able to sell non-tendered shares in the future at a net price that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. We can give no assurance as to the price at which a shareholder may be able to sell its shares in the future.

The Offer will reduce our “public float” (the number of shares of our common stock owned by non-affiliated shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders.

Some of our directors and executive officers may tender shares in the Offer. See Section 11.

Based on the published guidelines of NASDAQ and the conditions of the Offer, we believe that our purchase of shares pursuant to the Offer will not result in delisting of our outstanding shares on NASDAQ. Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the Offer will not result in our outstanding shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause our shares to be delisted from NASDAQ. See Section 7.

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Shares acquired pursuant to the Offer will become authorized but unissued shares of common stock of the Company and will be available to us without further shareholder action, except as required by applicable law or the rules of NASDAQ or any securities exchange on which the shares are then listed, for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for the shares purchased in the Offer.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, our shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Other Plans or Proposals. Except as disclosed or incorporated by reference in this Offer to Purchase, Alico currently has no plans, proposals or negotiations that relate to or would result in:

● any extraordinary transaction, such as a merger, reorganization or liquidation, involving Alico or any of its subsidiaries;

● any purchase, sale or transfer of a material amount of assets of Alico or any of its subsidiaries;

● any material change in the present dividend rate or policy, or indebtedness or capitalization of Alico;

● any change in the present Board of Directors or management of Alico, including, but not limited to, any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

● any other material change in Alico’s corporate structure or business;

● any class of equity securities of Alico becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on NASDAQ;

● the suspension of Alico’s obligation to file reports under Section 15(d) of the Exchange Act;

● the acquisition by any person of additional securities of Alico, or the disposition by any person of securities of Alico other than in connection with awards granted to certain employees (including directors and officers) under existing equity-based compensation plans; or

● any changes in Alico’s Restated Certificate of Incorporation or Bylaws or other governing instruments or other actions that could impede the acquisition of control of Alico.

Although we do not currently have any plans, other than as disclosed or incorporated by reference into this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

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3.	Procedures for Tendering Shares

Valid Tender of Shares. For shares to be tendered validly in the Offer, the certificates for shares of our common stock, or confirmation of receipt of the shares pursuant to the procedures for book-entry transfer set forth below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover page of this Offer to Purchase.

Notwithstanding any other provisions of this tender offer, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility, as defined below), a properly completed and duly executed Letter of Transmittal (or facsimile of such Letter of Transmittal) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

SHAREHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THEIR BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF SHAREHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS.

Odd lot holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares at The Depository Trust Company (referred to as the “Book-Entry Transfer Facility”) for purposes of the tender offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

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Signature Guarantees and Method of Delivery. If a certificate for shares of our common stock is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:

● the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

● shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the above constituting an “Eligible Institution”).

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at DTC, as described below), a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for shares of our common stock, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. Any documents delivered to us, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at DTC, a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

Stock Options. Options to purchase shares of our common stock cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the related equity-based compensation plan, option agreement and Company policies and practices, and tender the shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise of such options and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases by Alico described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisors, financial advisors and/or brokers.

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Please be advised that it is the optionholder’s responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to the exercise of vested stock options in a time period sufficient to allow tender of those shares prior to the Expiration Time. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such shares in accordance with the terms of the related equity-based compensation plan, option agreement and Company policies and practices at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 5:00 p.m., Eastern Daylight Time, on September 26, 2018). Exercises of options cannot be revoked even if some or all of the shares received upon the exercise of such options and tendered in the Offer are not purchased pursuant to the Offer for any reason.

Restricted Stock Awards. Holders of restricted stock awards under our equity-based compensation plans may not tender the shares underlying such restricted stock awards in the Offer unless and until such shares have vested and the restrictions on the restricted stock awards have lapsed. If the restrictions on the restricted stock awards have lapsed, you may tender some or all of such shares in the Offer. See “—Valid Tender of Shares” above.

Restricted Stock Unit Awards. Holders of restricted stock unit awards under our equity-based compensation plans may not tender the shares underlying such restricted stock unit awards in the Offer unless and until such shares have vested. Once shares underlying the restricted stock unit awards have vested, you may tender some or all of such shares in the Offer. See “—Valid Tender of Shares” above.

Return of Unpurchased Shares. If any tendered shares are not purchased, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

U.S. Federal Income Tax Backup Withholding. Under the U.S. federal income tax backup withholding rules, a portion (24% under current law) of the gross proceeds payable to a shareholder or other payee pursuant to the Offer may be withheld and remitted to the IRS, unless the shareholder or other payee: (i) properly establishes that it is an “exempt recipient” (as described below) or (ii) provides its taxpayer identification number (employer identification number or social security number) to the Depositary, or other withholding agent (as payer), as well as certain other information and certifies under penalties of perjury that the number is correct, the shareholder is a U.S. person and the shareholder is not subject to backup withholding. Therefore, each tendering shareholder that is a United States Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding or establish that it is an “exempt recipient” unless the shareholder otherwise establishes to the satisfaction of the Depositary, or other withholding agent, that the shareholder is not subject to backup withholding. If a United States Holder does not provide the Depositary, or other withholding agent, with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

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Certain “exempt recipients” (including, among others, generally all corporations and certain Non-United States Holders (as defined in Section 14)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder should submit an appropriate IRS Form W-8, signed under penalties of perjury, attesting to that shareholder’s exempt status. This statement can be obtained from the IRS website at www.irs.gov. See Instruction 9 of the Letter of Transmittal.

Shareholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

For a discussion of U.S. federal income tax consequences to tendering shareholders, see Section 14.

United States Federal Withholding Tax on Payments to Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary, or other withholding agent, will withhold an amount equal to 30% of the gross payments payable to the Non-United States Holder or his or her agent unless: (a) the Depositary, or other withholding agent, determines that a reduced rate of withholding is available under a tax treaty or (b) an exemption from withholding is applicable because the Non-United States Holder meets any of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests under Section 302 of the Code described in Section 14 that would characterize the transaction as an exchange (as opposed to a distribution) or because the gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the gross proceeds are attributable to a United States permanent establishment maintained by such Non-United States Holder) (see Section 14).

To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a validly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a validly completed and executed IRS Form W-8ECI before the payment is made. To obtain an exemption from withholding on the grounds that the transaction is characterized as an exchange (as opposed to a distribution), a Non-United States Holder must provide documentation to the Depositary or other withholding agent pursuant to which the Depositary or other withholding agent may determine that such Non-United States Holder meets any of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests under Section 302 of the Code described in Section 14. The Depositary, or other withholding agent, will determine a shareholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding unless facts and circumstances indicate that reliance is not warranted.

As discussed in more detail in Section 14, a Non-United States Holder may be eligible to obtain a refund from the IRS of all or a portion of any amount withheld if: (a) the Non-United States Holder meets any of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests under Section 302 of the Code described in Section 14 that would characterize the transaction as an exchange (as opposed to a distribution) with respect to which the Non-United States Holder is not subject to tax, or (b) is otherwise able to establish that no tax or a reduced amount of tax is due.

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Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the IRS refund procedure.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by Alico in its sole discretion, and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Alico reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for any shares which it determines may be unlawful. Alico also reserves the absolute right to waive any of the conditions of the Offer prior to its payment for any shares tendered with respect to all tendered shares. Alico also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares, whether or not Alico waives similar defects or irregularities in the case of any other shareholder. No tender of shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering shareholder or waived by Alico. Alico will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of Alico, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot, such person has a “net long position” (i.e., more shares held in long positions than in short positions) in: (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares (“Equivalent Securities”) that are equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth in this Offer to Purchase will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Florida.

Lost or Destroyed Certificates. If any certificate representing shares of our common stock has been lost or destroyed, the shareholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

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Certificates for shares, together with a validly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Alico, the Dealer Manager, the Information Agent or DTC. Any certificates delivered to Alico, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be validly tendered.

4.	Withdrawal Rights

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. After the Expiration Time, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, Eastern Daylight Time, on October 3, 2018, unless accepted for payment as provided in this Offer to Purchase.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner, as described in the immediately preceding paragraph, by the Depositary at its address set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering shareholder also must submit the serial numbers shown on those particular certificates for shares to be withdrawn and, unless an Eligible Institution has tendered those shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedures for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt of any notice of withdrawal, will be determined by Alico in its sole discretion, and such determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Alico reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any shareholder, whether or not Alico waives similar defects or irregularities in the case of any other shareholder. None of Alico, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, validly withdrawn shares may be re-tendered prior to the Expiration Time by again following one of the procedures described in Section 3.

If Alico extends the Offer, is delayed in its purchase of shares, or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to Alico’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of Alico, and such shares may not be withdrawn, except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered or return the tendered securities promptly after the termination of the Offer).

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay for, and purchase, up to 588,235 shares validly tendered and not validly withdrawn prior to the Expiration Time.

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For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, shares that are validly tendered and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of: (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC; (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to our payment for any shares tendered, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

6.	Conditional Tender of Shares

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the shares purchased pursuant to the Offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available for shareholders seeking to take steps to have payment for shares sold pursuant to the Offer treated as received in a sale or exchange of such shares by the shareholder, rather than as a distribution to the shareholder, for U.S. federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that all or a specified minimum number of the shareholder’s shares tendered must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are urged to consult with their own tax advisors. No assurance can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any shareholder tendering shares.

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After the Expiration Time, if more than 588,235 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder.

7.	Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for, shares tendered, subject to the rules under the Exchange Act, if at any time prior to our payment for any shares tendered, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

●     there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

● challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

● seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

●     our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

●     any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

● indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder; or

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● is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

●      there shall have occurred any of the following:

● any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

● the commencement or escalation, on or after September 4, 2018, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or its allies;

● any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to: (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, shareholders’ equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, franchises, permits, or prospects, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

● in the case of any of the preceding three paragraphs existing at the time of the announcement of the Offer, a material acceleration or worsening of such matters; or

● any decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on August 31, 2018.

● a tender or exchange offer for any or all of our outstanding common stock (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction;

● we shall have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person: (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before September 4, 2018); (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before September 4, 2018 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding common stock or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

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● any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; or

● we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from NASDAQ.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to our payment for any shares tendered. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by shareholders.

8.	Price Range of Shares; Dividends

Our common stock is traded on NASDAQ under the symbol “ALCO.” The following table sets forth the high and low sales prices for the common stock as reported by NASDAQ for the periods indicated.

	High	Low	Dividends per Share
Fiscal Year Ending September 30, 2018
Fourth quarter (through August 31, 2018)	$32.70	$31.10	$—	(1)
Third quarter	32.80	27.40	0.06
Second quarter	29.00	25.55	0.06
First quarter	34.65	29.50	0.06
Fiscal Year Ended September 30, 2017
Fourth quarter	$34.45	$29.75	$0.06
Third quarter	32.65	27.40	0.06
Second quarter	27.95	25.55	0.06
First quarter	29.85	25.25	0.06
Fiscal Year Ended September 30, 2016
Fourth quarter	$31.95	$26.50	$0.06

(1) On September 5, 2018, the Company announced the declaration of its regular quarterly cash dividend of $0.06 per share, payable on October 12, 2018, to shareholders of record as of September 28, 2018. On June 11, 2018, the Company announced the declaration of its regular quarterly cash dividend of $0.06 per share, payable on July 13, 2018, to shareholders of record as of June 29, 2018.

On August 31, 2018, the reported closing price of our common stock on NASDAQ was $32.30 per share. You are urged to obtain current market quotations for our common stock before deciding whether to tender your shares pursuant to the Offer.

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During fiscal year 2017 and fiscal year 2016, we paid aggregate dividends of $1.987 million and $1.993 million, respectively. The payment of dividends is made at the discretion of our Board of Directors and depends upon our operating results, financial condition, capital requirements, general business conditions, legal restrictions and such other factors as our Board of Directors deems relevant. Although we currently intend to continue to declare and pay quarterly cash dividends, there can be no assurance that any additional quarterly dividends will be declared or paid or of the amount or timing of such dividends, if any.

9.	Source and Amount of Funds

The Offer is not subject to any financing condition. Assuming that the Offer is fully subscribed, we expect the aggregate purchase price for the shares, together with all related fees and expenses, to be approximately $20.5 million. We intend to fund any purchase of shares pursuant to the Offer, including the related fees and expenses, from cash on hand.

10.	Certain Information Concerning the Company

Alico, Inc. is an agribusiness company with a legacy of achievement and innovation in citrus and conservation. We own approximately 121,000 acres of land in twelve Florida counties (Alachua, Charlotte, Collier, DeSoto, Glades, Hardee, Hendry, Highlands, Lee, Martin, Osceola and Polk) including approximately 90,000 acres of mineral rights. Our principal lines of business are citrus groves and conservation.

Our principal executive offices are located at 10070 Daniels Interstate Court, Suite 100, Fort Myers, Florida 33913. Our telephone number at that address is (239) 226-2000, and our website address is www.alicoinc.com. The information contained on our website, unless otherwise expressly provided in this Offer to Purchase, is neither part of, nor incorporated by reference into, this Offer to Purchase.

Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, including stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance units, and other awards under the Company’s equity-based compensation plans granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated by reference into the Schedule TO. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Investors section of the Company’s website at www.alicoinc.com to access the Schedule TO and related documents.

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Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference into this Offer to Purchase (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

● our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 (including portions of the Definitive Proxy Statement on Schedule 14A for our 2018 Annual Meeting of Shareholders, filed with the SEC on January 17, 2018, solely to the extent incorporated by reference into our Annual Report on Form 10-K);

● our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2017, March 31, 2018, and June 30, 2018; and

● our Current Reports on Form 8-K as filed with the SEC on November 9, 2017, November 20, 2017, February 28, 2018, March 15, 2018, June 12, 2018 and September 5, 2018 (two reports).

Any statement contained in any document incorporated or deemed to be incorporated by reference into this Offer to Purchase will be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or any subsequently filed document that is deemed to be incorporated by reference into this Offer to Purchase modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above.

You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Alico, Inc.
10070 Daniels Interstate Court
Suite 100
Fort Myers, Florida 33913
Attn: John E. Kiernan
Telephone: (239) 226-2000

Copies of these filings are also available, without charge, on the Investors section of our website at www.alicoinc.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Shares Outstanding. As of August 31, 2018, we had 8,199,957 shares of our common stock outstanding.

Interests of Directors and Executive Officers. As of August 31, 2018, our directors and executive officers as a group (11 persons) beneficially owned an aggregate of 4,990,545 shares, representing approximately 60.9% of the total number of our outstanding shares. Some of our directors and executive officers may tender shares in the Offer, as described below.

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Our directors, executive officers and affiliates may, subject to applicable law, the terms of the related equity-based compensation plan, option agreement and Company policies and practices, sell their shares from time to time in open market and/or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. If no such transactions by our directors, executive officers and affiliates occur, the beneficial ownership of our directors, executive officers and affiliates will increase as a percentage of our outstanding common stock following the consummation of the Offer.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 31, 2018 (except as otherwise indicated by footnote) by: (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock (constituting the only class of voting securities of the Company); (ii) each of the Company’s directors; (iii) each of the Company’s executive officers; and (iv) all of the Company’s directors and executive officers as a group. The number of shares beneficially owned by each director and executive officer includes shares of common stock that such person had the right to acquire on or within 60 days of August 31 2018, including upon the exercise of stock options as shown in the second table below. Except as otherwise indicated by footnote or in the table, each person has sole voting power and sole dispositive power with respect to such shares and has the business address of 10070 Daniels Interstate Court, Suite 100, Fort Myers, Florida 33913.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Beneficially Owned
734 Investors, LLC(2)	3,725,457	45.4%
410 Park Avenue, 17th Floor
New York, NY 10022
734 Agriculture, LLC(2)	3,725,457	45.4%
410 Park Avenue, 17th Floor
New York, NY 10022
Thomas E. Claugus / GMT Capital Corp.(3)	454,127	5.5%
2100 Riveredge Parkway, Suite 840
Atlanta, GA 30328
New York, NY 10016
Directors and Executive Officers(4)
George R. Brokaw(5) (6)	4,114,432	50.2%
R. Greg Eisner(6)	17,244	*
Benjamin D. Fishman(7)	—	*
W. Andrew Krusen, Jr.(6) (8)	18,169	*
Joseph Sambuco(6)	13,580	*
Henry R. Slack(9)	13,337	*
Remy W. Trafelet(6) (10)	4,797,122	58.5%
John E. Kiernan(11)	13,000	*
Richard Rallo, CPA	—	*
James Sampel	—	*
Executive officers and directors as a group (11 persons)	4,990,545	60.9%

* Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) that deem shares to be beneficially owned by any person who has or shares voting and/or investment power with respect to such shares.

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(2)	The beneficial ownership numbers for Messrs. George R. Brokaw and Remy W. Trafelet include 3,705,457 shares acquired by 734 Investors, LLC (“734 Investors”) and 20,000 shares acquired by Mr. Brokaw in his capacity as 734 Investors’ designee on November 19, 2013 as reported on the Schedule 13D filed November 29, 2013 by 734 Investors, 734 Agriculture, LLC (“734 Agriculture”) and Messrs. George R. Brokaw and Remy W. Trafelet. Pursuant to the Designee Agreement, Mr. Brokaw agreed to vote the 20,000 shares acquired by him in the Share Purchase as directed by 734 Investors and not to transfer, sell or otherwise dispose of those shares except pro rata with 734 Investors’ disposition of its shares of common stock. Because of its position as the sole managing member of 734 Investors, 734 Agriculture may be deemed to be the beneficial owner of the 3,705,457 shares owned by 734 Investors and the 20,000 shares owned by Mr. Brokaw and subject to the Designee Agreement.

(3)	GMT Capital Corp.’s (“GMT”) Schedule 13F-HR/A filed on May 15, 2018 reflected 454,127 beneficially owned shares held as of May 15, 2018. Mr. Claugus, President of GMT, is also deemed to be a beneficial owner of the 454,127 shares by virtue of his position with GMT.

(4)	Except as set forth in this table or the footnotes thereto, the business address of each Director and Named Executive Officer listed is c/o Alico, Inc., 10070 Daniels Interstate Court, Suite 100, Fort Myers, FL 33913.

(5)	As one of the two controlling persons of 734 Agriculture, Mr. Brokaw may be considered to be the indirect beneficial owner of, and to have shared power to vote or to direct the vote and to dispose of or to direct the disposition of, 3,705,457 shares of common stock held directly by 734 Investors. In addition, pursuant to the Designee Agreement, Mr. Brokaw may be deemed to have shared power with Mr. Trafelet to vote or to direct the vote and to dispose of or to direct the disposition of 20,000 shares acquired directly by Mr. Brokaw in the Share Purchase. Mr. Brokaw disclaims beneficial ownership of the 3,705,457 shares held by 734 Investors except to the extent of his pecuniary interest in the shares. The beneficial ownership numbers for Mr. Brokaw also include 270,882 shares held by Delta Offshore Master II, LTD (the “Fund”) of which Mr. Brokaw may be considered to be the indirect beneficial owner by virtue of his position with Trafelet Brokaw Capital Management, L.P. (“TBCM”) which serves as investment manager to the Fund and, in such capacity, exercises voting and investment control over securities held for the accounts of the Fund. Mr. Brokaw disclaims beneficial ownership of the shares held by the Fund except to the extent of his pecuniary interest of the shares. Mr. Brokaw’s beneficial ownership also includes 100,849 shares acquired in connection with the Company’s merger with 734 Citrus Holdings, LLC and 17,250 shares received under the Directors Stock Compensation Plan pursuant to the Director’s election to receive shares in lieu of cash fees.

(6)	Includes shares received under the Directors Stock Compensation Plan pursuant to such Director’s election to receive shares in lieu of cash fees.

(7)	Does not include 17,805 shares issued to Mr. Fishman as nominee on behalf of Arlon Food and Agriculture Advisors LLC. Mr. Fishman subsequently transferred these shares to Arlon Valencia Holdings LLC. Mr. Fishman is serving as a director on behalf of Arlon and received the shares as nominee in connection with such service on the Board of Directors.

(8)	The beneficial ownership numbers for Mr. Krusen include 1,000 shares held by WIT Ventures, Ltd. (“WIT”) of which Mr. Krusen may be considered to be the indirect beneficial owner by virtue of his position as President of Dominion Financial Group, Inc. (“DFG”), the managing general partner of WIT which solely holds voting and dispositive powers. Mr. Krusen has investment authority over shares held by DFG pursuant to a Consulting Agreement between Mr. Krusen and DFG.

(9)	Montac Trust, a trust of which Mr. Slack is a beneficiary, holds 1,820 shares of common stock. Mr. Slack disclaims beneficial ownership of the shares held by such trust except to the extent of his pecuniary interest in the shares.

(10)	As one of the controlling persons of 734 Agriculture, Mr. Trafelet may be considered to be the indirect beneficial owner of, and to have shared power to vote or to direct the vote and to dispose of or to direct the disposition of, 3,725,457 shares of common stock beneficially owned by 734 Investors. Mr. Trafelet disclaims beneficial ownership of the 3,725,457 shares held by 734 Investors and Mr. Brokaw except to the extent of his pecuniary interest in the shares. The beneficial ownership numbers for Mr. Trafelet also include 270,882 shares held by the Fund of which Mr. Trafelet may be considered to be the indirect beneficial owner by virtue of his position with TBCM, which serves as investment manager to the Fund and, in such capacity, exercises voting and investment control over securities held for the accounts of the Fund. Mr. Trafelet disclaims beneficial ownership of the common stock held by the Fund except to the extent of his pecuniary interest in the shares. The beneficial ownership numbers for Mr. Trafelet also include 77,110 shares held in third party accounts managed by TBCM. Mr. Trafelet may be considered to be the indirect beneficial owner of shares held in such accounts by virtue of his position with TBCM. The beneficial ownership numbers for Mr. Trafelet also include 701,944 shares acquired in connection with the Company’s merger with 734 Citrus Holdings, LLC of which 350,972 shares are held by RCF 2014 Legacy LLC. Mr. Trafelet exercises investment control over the securities held by this trust and disclaims beneficial ownership of shares held by RCF 2014 Legacy LLC except to the extent of his pecuniary interest in the shares. Mr. Trafelet’s beneficial ownership also includes 21,729 shares received under the Directors Stock Compensation Plan pursuant to the Director’s election to receive shares in lieu of cash fees.

(11)	The amounts shown for Mr. Kiernan represent shares received under a restricted stock award agreement. Approximately 5,667 of the indicated shares are vested as of August 31, 2018.

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Recent Securities Transactions. Based on our records and information provided to us by our affiliates, directors and executive officers, neither we nor, to our knowledge, any of our affiliates, directors or executive officers, have effected any transactions in our common stock during the 60 days before the date of this Offer, except as otherwise set forth in this Offer to Purchase and except for the following transactions:

Date of Transaction	Reporting Person	Number of Shares	Price per Share	Nature of Transaction

July 3, 2018	Remy W. Trafelet	1,369	$31.50	Director Compensation

July 3, 2018	George R. Brokaw	952	$31.50	Director Compensation

July 3, 2018	R. Greg Eisner	952	$31.50	Director Compensation

July 3, 2018	Benjamin D. Fishman	1,012	$31.50	Director Compensation

July 3, 2018	W. Andrew Krusen, Jr.	893	$31.50	Director Compensation

July 3, 2018	Joseph Sambuco	893	$31.50	Director Compensation

July 3, 2018	Henry R. Slack	1,488	$31.50	Director Compensation

Shares Tendered by Directors and Executive Officers. None of our directors and executive officers intend to tender their shares in the Offer. However, as described below, our largest shareholders, 734 Investors, LLC and 734 Agriculture, LLC, which are affiliates of Messrs. George R. Brokaw and Remy W. Trafelet, our Executive Vice Chairman and Chief Executive Officer, respectively, have informed us that they intend to participate in this Offer.

Shares Tendered by Beneficial Owners. Our largest shareholders, 734 Investors, LLC and 734 Agriculture, LLC, which are affiliates of Messrs. George R. Brokaw and Remy W. Trafelet, our Executive Vice Chairman and Chief Executive Officer, respectively, have informed us that they intend to participate in this Offer. In the event all of their tendered shares are not purchased, such investors may seek to privately negotiate the repurchase of a portion of their common stock by the Company following the completion of this Offer to help fund a one-time debt obligation. Any privately-negotiated repurchase of any common stock held by 734 Investors, LLC and 734 Agriculture, LLC following the completion of this Offer may occur on terms more or less favorable than the Offer to Purchase, or at a per share price greater or less than the Purchase Price. There is no agreement between these shareholders and the Company related to such shares.

10b5-1 and 10b-18 Plans. Our executive officers may enter into customary 10b5-1 plans with brokers from time to time, pursuant to which they may execute purchases or sales of our common stock. In addition, we may enter into 10b5-1 and 10b-18 plans with brokers from time to time, pursuant to which we may repurchase shares of our common stock.

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Equity Plans. The Alico, Inc. Stock Incentive Plan of 2015 (the “2015 Plan”) provides for the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and other stock-based awards, or any combination of those awards, to employees, officers and non-employee directors of the Company and its subsidiaries and affiliates. The 2015 Plan also permits non-employee directors to elect to receive all or a portion of their director fees in shares of common stock in lieu of cash.

Under the terms of the 2015 Plan, 1,250,000 shares of common stock have been reserved for issuance to employees, officers, non-employee directors and consultants. As of August 31, 2018, 482,500 shares were available for future issuances under the 2015 Plan.

The Company also has a 2013 Incentive Equity Plan (the “2013 Plan”). No new awards may be granted under the 2013 Plan. Awards previously granted and outstanding under the 2013 Plan, however, remain in full force and effect under the 2013 Plan according to their terms.

2018 – 2019 Stock Compensation Program. On September 4, 2018, our Board of Directors approved a new compensation program, as disclosed on the Company’s Form 8-K, filed on September 5, 2018. On a pro forma basis to account for this new compensation program, Messrs. Remy W. Trafelet and John E. Kiernan will be awarded options to purchase 210,000 and 90,000 shares, respectively. These options will be awarded under the 2015 Plan.

Employment and Executive Agreements. From time to time the Company enters into employment agreements or letters with certain executive officers which provide for the grant of equity awards under the 2015 Plan and provide for the executive’s participation in the Company’s other benefit plans.

General. Except for: (i) stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stock-based awards and performance compensation awards under the Company’s equity-based compensation plans and (ii) as otherwise described in this Offer to Purchase or the documents incorporated by reference into this Offer to Purchase, none of the Company nor, to the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Please see our periodic and current reports and proxy statements filed with the SEC for detailed descriptions of the arrangements disclosed above. In addition, to the extent required by SEC rules, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.

12.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares of our common stock pursuant to the Offer will reduce the number of shares of our common stock that might otherwise be traded publicly and is likely to reduce the number of our shareholders.

We believe that there will be a sufficient number of shares of our common stock outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from NASDAQ. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of shares pursuant to the Offer will not cause our shares to be delisted from NASDAQ. See Section 7.

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Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, our shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. As of August 31, 2018, the Company had 239 record holders of its common stock. Since the Company has less than 300 holders of record, this tender offer will not cause the Company’s common stock to become eligible for termination of registration under the Exchange Act. The Company currently has no plans or intention to go private and this tender offer is not intended to constitute the first step in a going private transaction. See Section 7.

13.	Legal Matters; Regulatory Approvals

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer. We are not aware of any anti-trust laws applicable to the Offer.

Our obligation to accept for payment and pay for shares under the Offer is subject to various conditions. See Section 7.

14.	Material U.S. Federal Income Tax Consequences

The following discussion is a summary of material U.S. federal income tax consequences to our shareholders of an exchange of shares for cash pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose “functional currency” is not the U.S. dollar, partnerships or other entities treated as partnerships or pass-through entities for U.S. federal income tax purposes (or their investors or beneficiaries), persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, banks, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States or personal holding companies). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations that may be applicable to particular shareholders. Further, this summary assumes that shareholders hold their shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code and generally assumes that they did not receive their shares through the exercise of employee stock options or otherwise as compensation.

This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date of this Offer to Purchase, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

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This discussion is not binding on the IRS, and we have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the Offer or that any such position would not be sustained.

As used in this Offer to Purchase, a “United States Holder” means a beneficial owner of shares that is: (1) an individual citizen or resident alien of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. As used in this Offer to Purchase, a “Non-United States Holder” means a beneficial owner of shares that is neither: (1) a United States Holder, nor (2) a partnership or other entity classified as a partnership for U.S. federal income tax purposes. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares, the tax treatment of a partner or other owner will generally depend upon the status of such person and the activities of the partnership or other entity. A partnership holding shares and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of an exchange of shares for cash pursuant to the Offer.

EACH SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

Consequences to Shareholders Who Do Not Participate in the Offer. Shareholders who do not participate in the Offer will not incur any U.S. federal income tax as a result of the exchange of shares for cash by other shareholders pursuant to the Offer.

Consequences to United States Holders.

Characterization of the Purchase. An exchange of shares for cash pursuant to the Offer generally will be treated as either a taxable sale or exchange or as a taxable distribution with respect to such shares.

A United States Holder’s exchange of shares for cash pursuant to the Offer will be treated as a sale or exchange of the shares for U.S. federal income tax purposes pursuant to Section 302 of the Code if the exchange: (i) results in a “complete termination” of the United States Holder’s stock interest in us; (ii) is a “substantially disproportionate” redemption with respect to the United States Holder; or (iii) is “not essentially equivalent to a dividend” with respect to the United States Holder.

In determining whether any of these tests have been met, a United States Holder must take into account not only the stock that the United States Holder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a United States Holder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the United States Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the United States Holder has an equity interest, as well as shares of stock the United States Holder has an option to purchase. United States Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

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The purchase of a United States Holder’s shares by us in the Offer will result in a “complete termination” of the United States Holder’s equity interest in us if either: (1) all of the shares of stock in us actually and constructively owned by the United States Holder are exchanged for cash pursuant to the Offer or (2) all of the shares of stock in us actually owned by the United States Holder are exchanged for cash pursuant to the Offer and the United States Holder is eligible to waive, and effectively waives, the attribution of all shares of stock in us constructively owned by the United States Holder in accordance with the procedures described in Section 302(c)(2) of the Code. A United States Holder may also satisfy the “complete termination” test if, in the same transaction, some of its shares of stock in us are redeemed and all of the remainder of its shares of stock in us are sold or otherwise transferred to a third party so that after the transaction the United States Holder no longer owns (actually or constructively) any shares of stock in us. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver.

The purchase of a United States Holder’s shares by us in the Offer will result in a “substantially disproportionate” redemption with respect to the United States Holder if, among other things, the percentage of the outstanding voting stock in us actually and constructively owned by the United States Holder immediately after the purchase (treating all shares purchased by us pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting shares of stock in us actually and constructively owned by the United States Holder immediately before the exchange (treating all shares purchased by us pursuant to the Offer as outstanding) and immediately following the purchase the United States Holder actually and constructively owns less than 50% of our total combined voting power. United States Holders should consult their own tax advisors concerning the application of the “substantially disproportionate” test to their particular circumstances.

The purchase of a United States Holder’s shares by us in the Offer will generally be treated as “not essentially equivalent to a dividend” if it results in a meaningful reduction of the United States Holder’s proportionate interest in us. Whether a United States Holder meets this test depends on the United States Holder’s particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of 1% or less) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” United States Holders should consult their own tax advisors as to the application of this test to their particular circumstances.

Each shareholder should be aware that because proration may occur in the Offer, even if all the shares of stock in us actually and constructively owned by a shareholder are tendered pursuant to the Offer, fewer than all of the shares tendered may be purchased by us unless the tendering shareholder has made a conditional tender. See Section 6. Thus, proration may affect whether the surrender by a United States Holder pursuant to the Offer will meet any of the three tests under Section 302 of the Code described above. Contemporaneous dispositions or acquisitions of shares by a United States Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 of the Code have been satisfied.

Due to the factual nature of these tests, United States Holders should consult their tax advisors to determine whether the purchase of their shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.

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Sale or Exchange Treatment. If the receipt of cash by a United States Holder in exchange for shares pursuant to the Offer is treated as a sale or exchange (as described above) of such shares for U.S. federal income tax purposes pursuant to Section 302 of the Code, the United States Holder will recognize capital gain or loss equal to the difference between: (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder’s “adjusted tax basis” for such shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder, decreased (but not below zero) by the amount of any previous distributions treated as a tax-free return of capital. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the shares that were sold exceeds one year as of the date we are treated as purchasing the shares in the Offer for U.S. federal income tax purposes. A United States Holder that is an individual, trust or estate is generally eligible for a reduced rate of U.S. federal income tax on long-term capital gain. A United States Holder’s ability to deduct capital losses may be limited. Generally, gain or loss must be determined separately for each block of shares (generally, shares acquired by a United States Holder at the same cost in a single transaction) we purchase in the Offer. A United States Holder may be able to designate, generally through its broker, which blocks of shares of our stock it wishes to tender if less than all of its shares are tendered, and the order in which different blocks will be purchased by us in the event of proration under the tender offer. United States Holders should consult their own tax advisors concerning the mechanics and desirability of that designation.

Distribution Treatment. If a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the Offer does not meet one of the tests under Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the United States Holder with respect the United States Holder’s shares and will be treated as ordinary dividend income to the United States Holder to the extent of such United States Holder’s ratable share of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 20% with respect to any such dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the shares exchanged in the Offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain realized on the sale or exchange of such shares. The redeemed shareholder’s basis in the redeemed shares (after any reduction as noted above) will be allocated to other shares of stock in us held by the redeemed shareholder. A dividend received by a corporate United States Holder may be: (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate shareholders should consult their own tax advisors regarding the U.S. federal tax consequences of the Offer in relation to their particular facts and circumstances.

Consequences to Non-United States Holders.

Sale or Exchange Treatment. Gain realized by a Non-United States Holder on an exchange of shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the exchange is treated as a sale or exchange for U.S. federal income tax purposes pursuant to the tests of Section 302 of the Code described above under “Consequences to United States Holders—Characterization of the Purchase” unless: (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if an applicable income tax treaty applies, the gain is attributable to a United States permanent establishment maintained by such Non-United States Holder); (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, or (3) our shares that are exchanged constitute a “United States real property interest” with respect to the Non-United States Holder.

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Non-United States Holders described in clause (1) above will be subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates in much the same manner as if such Non-United States Holders were a resident of the United States, and in the case of a corporate Non-United States Holder, such Non-United States Holder may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. An individual described in clause (2) above will be taxed on his or her gains at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of such Non-United States Holder provided that such Non-United States Holder has timely filed U.S. federal income tax returns with respect to such losses.

Our shares will constitute a United States real property interest with respect to a Non-United States Holder if: (1) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non- United States Holder held such shares or (ii) the 5-year period ending on the date the Non-United States Holder exchanges such shares pursuant to the Offer and (2) the Non-United States Holder actually or constructively owns or has owned (at any time during the shorter of such periods) more than 5% of our shares. We do not believe that we have been a United States real property holding corporation at any time during the 5-year period preceding the sale pursuant to the Offer.

Distribution Treatment. If a Non-United States Holder does not satisfy any of the Section 302 tests described above under “Consequences to United States Holders—Characterization of the Purchase,” the full amount received by the Non-United States Holder with respect to our purchase of shares pursuant to the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares, rather than as an amount received in a sale or exchange of such shares. Because satisfaction of the Section 302 tests is dependent on matters of fact, the Depositary, or other withholding agent, will presume, for withholding purposes, that all amounts paid to Non-United States Holders in exchange for their shares are distributions, except in the case of a Non-United States Holder that provides documentation to the Depositary or other withholding agent demonstrating that such Non-United States Holder meets one of the tests of Section 302 of the Code described above under “Consequences to United States Holders—Characterization of the Purchase” that would characterize the transaction as an exchange (as opposed to a distribution), in which case no U.S. federal income tax will be withheld. The treatment, for U.S. federal income tax purposes, of any amounts treated as a distribution as a dividend, a tax-free return of capital or a capital gain from the sale of shares, and the reallocation of the basis of the redeemed shares, will be determined in the manner described above (see “Consequences to United States Holders—Distribution Treatment”). However, the Depositary or other withholding agent will generally treat distributions received by a Non-United States Holder with respect to our purchase of shares under the Offer as dividends and not as tax-free returns of capital or capital gains distributions, and such dividends will generally be subject to withholding of U.S. federal income tax at the rate of 30% or, provided we have received proper certification of the application of an income tax treaty, such lower rate as may be specified by such income tax treaty, unless such dividends are effectively connected with a Non-United States Holder’s conduct of a trade or business within the United States. Non-United States Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. If any amounts withheld exceed the Non-United States Holder’s U.S. federal income tax liability, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States, are generally taxed in the manner applicable to United States Holders, as described above. In such cases, the Non-United States Holder will not be subject to withholding so long as such Non-United States Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. See Section 3 for information regarding the application of U.S. federal income tax withholding to payments made to Non-United States Holders.

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Notwithstanding the above, even if a Non-U.S. Holder tenders shares held in its own name as a holder of record and delivers to the Depositary, or other withholding agent, a validly completed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable form before any payment is made so as to avoid backup withholding, the Depositary or other withholding agent will withhold 30% of the gross proceeds unless such Depositary or other withholding agent determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable.

FATCA. Pursuant to legislation commonly known as the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their U.S. account holders and investors or be subject to a withholding tax on certain U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments include generally U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and also include the gross proceeds from the sale of any equity or debt instruments of U.S. issuers. The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Because the Depositary or other withholding agent will generally treat amounts received by a Non-United States Holder with respect to our purchase of shares under the Offer as dividends, such amounts will be treated as withholdable payments and payments to a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will be subject to the FATCA withholding tax. Amounts withheld under FATCA will also satisfy the withholding tax described above under “Consequences to Non-United States Holders—Distribution Treatment,” but are not eligible for reduction by income tax treaties. An intergovernmental agreement between the United States and an applicable foreign government may modify these requirements.

Additional tax on net investment income. An additional 3.8% tax will be imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as the shares, less certain deductions. You should consult your tax advisor with respect to this additional tax.

United States Federal Income Tax Backup Withholding. See Section 3 for information regarding the U.S. federal income tax backup withholding requirements.

THIS DISCUSSION IS GENERAL IN NATURE AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER IN LIGHT OF THE SHAREHOLDER’S PARTICULAR CIRCUMSTANCES, OR TO CERTAIN TYPES OF SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER U.S. FEDERAL INCOME TAX LAWS. YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

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15.	Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for, subject to applicable law, and to postpone payment for shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration per share offered to shareholders pursuant to the Offer or by decreasing or increasing the aggregate purchase price of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through PR Newswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

● we increase or decrease the price to be paid for shares or increase by more than 2% or decrease the number of shares sought in the Offer; and

● the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 15, then, in each case, the Offer will be extended so that it will remain open for a period of ten business days from and including the date that such increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 15. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Daylight Time.

16.	Fees and Expenses

We have retained Stephens Inc. to act as our Dealer Manager in connection with the Offer.

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The Dealer Manager will receive customary compensation in connection with the Offer. We have also agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify the Dealer Manager against various liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

The Dealer Manager and its affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including shares of our common stock, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager and its affiliates at any time may own certain of our securities, including shares of our common stock. In addition, the Dealer Manager and its affiliates may tender shares in the Offer for their own account.

We have also retained Laurel Hill Advisory Group, LLC to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, dealers or other nominee shareholders to determine whether transaction costs may apply if shareholders tender shares through the brokers, dealers or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or an agent of the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares pursuant to the Offer, except as otherwise provided in Section 5.

Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers licensed under the laws of such jurisdiction.

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Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Alico.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference into this Offer to Purchase or in the affairs of Alico or any of its subsidiaries or affiliates since the date of this Offer to Purchase. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

Alico, Inc.

September 5, 2018

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The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company who wishes to tender shares in the Offer or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By Hand, Express Mail, Courier, or Other Expedited Service:

By Mail:	By Express or Overnight Courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, Massachusetts 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Laurel Hill Advisory Group, LLC
2 Robbins Lane, Suite 201
Jericho, New York 11753

Banks and Brokers Call: 516-933-3100
All Others Call Toll-Free: 844-302-2265
Email: info@laurelhill.com

The Dealer Manager for the Offer is:

Stephens Inc.
111 Center Street
Little Rock, Arkansas 72201
Call: (212) 891-1727

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